Exhibit 10.20

MOCON, INC.

DESCRIPTION OF NON-EMPLOYEE DIRECTOR
RETIREMENT PLAN

In recognition of, and as additional compensation for, service on the board of directors of MOCON, Inc., a non-employee director of MOCON who has served on the board of directors of MOCON for at least five years will, upon retirement, receive an amount equal to the annual retainer fee such director would have been entitled to receive during the fiscal year in which such director’s retirement occurs.  This payment, however, will not be made to a director who, following his or her retirement, continues to serve as a consultant to MOCON or any of its subsidiaries.  Any amount payable under this retirement plan will be paid as determined by the MOCON board of directors in its sole discretion following such director’s retirement.